Exhibit 10.1

PERSONAL AND CONFIDENTIAL

October 26, 2020

David Smith
c/o Charles River Laboratories, Inc.
251 Ballardvale Street
Wilmington, MA 01887

David:

The purpose of this letter is to summarize the transfer of your employment from Wilmington, MA, U.S. (your “origin location”) to Cambridge, England, in the Charles River Discovery Research Services UK LTD entity (your “destination location”), effective as of December 1, 2020.

As you will be employed by a UK legal entity, the specific terms of your employment will be outlined in a standard UK employment contract commensurate with an employee of your role and status within the Company. A draft of this contract is being prepared and will be shared with you in the coming weeks.

Your position will remain as Corporate Executive Vice President & Chief Financial Officer and you will continue to report to me. Your current remuneration and benefits will remain unchanged, except as described below:

•Annual Salary - At the commencement of your transfer, your base salary will remain the same ($577,076 USD) with adjustment to local currency (£452,428 GBP), as of the effective date. This is based on a trailing 12 month average exchange rate. Your regular compensation (including base salary and variable compensation) will no longer be administered and adjusted in accordance with the practices and guidelines in your origin location, but instead will be subject to the practices and guidelines in effect in your destination location. You will continue to be eligible for merit increases, subject to annual approval by the Compensation Committee of the Charles River Board of Directors. Please note, any salary increase is subject to annual approval and/or modification by the Compensation Committee.

•Bonus: Your targeted bonus (EICP) will continue as 70% of your gross annual base salary. Your actual payout will vary depending on performance against your respective bonus metrics and the rules of the EICP in force from time to time, which are subject to approval by the Compensation Committee. Please note, bonus plan design and eligibility are subject to annual approval and/or modification by the Compensation Committee.

•Equity: Your regular compensation package will continue to include eligibility for annual equity (stock) awards. Beginning in 2021, any equity grant value would be planned in GBP and approved by the Compensation Committee, and then converted to $USD, using the exchange rate on the date of the grant. The number of units you receive will continue to be based on your approved grant value and the stock price on the date of the grant.

•Benefits: With your transfer to Cambridge, England you will become eligible for their UK Health, Wellness and Leave Benefits under the Charles River Discovery Research Services UK LTD entity, and will no longer be eligible for the US Benefits after December 31, 2020. However, we will provide you with the following additional benefit items:
◦Deferred Compensation Match – one time lump sum for 2020: You will receive a one-time cash lump sum in the amount of $95,246 (gross) USD to compensate you for your 2020 U.S. Deferred Compensation Plan company match. The lump sum will be paid to you in US Dollars from US Payroll in January 2021.
◦Lincoln Life Insurance: We will continue your Lincoln Life Insurance coverage of $1.6M USD, which is in addition to the standard Life Insurance you will be eligible to receive under the life insurance benefit in Cambridge, England.

◦MGH Executive Registry: We will continue your eligibility for the Massachusetts General Hospital (MGH) Executive Registry, which assists in coordinating immediate round the clock routine and emergency access to physicians and specialists at Massachusetts General Hospital.

•Tax Service Assistance: The Company will provide you with origin and destination location tax preparation assistance for taxes to be filed through and including the 2025 tax year/filing (i.e., you are entitled to receive tax preparation services in 2026, as needed, for your 2025 tax filing). You are required to use Charles River Laboratories’ designated tax services provider to receive Company support for tax equalization services. Unless otherwise noted, any origin/destination location tax liabilities are your personal responsibility.

It is also your responsibility to provide accurate and timely information, as requested by the Company’s designated professional tax advisors and any relevant taxing authority, in order to enable tax compliance for you and the Company during the year of transfer. Interest or penalties arising from a failure to cooperate in this process will be payable by you individually and subject to deduction from other payments and benefits you are entitled to per this letter. After the year of your transfer, you will no longer receive support from the Company with respect to tax preparation, and all origin and destination location taxes/interest/penalties will continue to be your sole responsibility (as appropriate).

•Visa Services: The Company’s outside immigration counsel will provide support for you to obtain the appropriate documents that permit you to work in the destination location prior to your date of transfer. It is your obligation to comply with all requirements and provide timely responses to requests for information and/or documentation. Costs related to visa and immigration support for your transfer to the destination location will be borne by the Company.

Please note, some of the payments and benefits mentioned in this letter are taxable, and this will be your responsibility.

Please acknowledge receipt of this letter by return email.

Sincerely,
Jim Foster
Chairman President & CEO

Acknowledge receipt of Global Transfer Letter:

/s/David R. Smith 26-10-2020
David Smith Date